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                                                                    EXHIBIT 23.5

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 3 to the Registration Statement (Form F-3 File No. 333-46930) and related Prospectus of UBS AG for the registration of Medium Term Notes and to the incorporation by reference therein of our report dated 5 March 2001, with respect to the consolidated financial statements of UBS AG included in its Annual Report on Form 20-F for the year ended 31 December 2000 filed with the Securities and Exchange Commission.

                                        Ernst & Young Ltd.


                            Peter Heckendorn         Kenneth Marshall
                            lic.oec.                 Certified Public Accountant
                            in charge of the audit   in charge of the audit

Basel, Switzerland
15 May 2001